UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2015 (July 16, 2015)

GLOBEIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35642	84-1353925
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Infinite Drive Louisville, CO	80027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 625-2700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On July 16, 2015 GlobeImmune, Inc. (the “Company”) announced that Kirk Christoffersen would be leaving the Company effective as of August 3, 2015. Mr. Christoffersen is currently the Company’s Vice President, Corporate Development. As a result of Mr. Christoffersen’s departure, pursuant to his employment agreement with the Company and subject to his execution of a general release in favor of the Company, he will receive an amount equal to six months of his annual base salary of $197,220 (the “Severance Amount”) and, if Mr. Christoffersen elects to continue coverage under the Company’s health insurance plan, reimbursement of his insurance premiums (or in certain cases a taxable cash payment) for a period of six months or until he qualifies for health insurance benefits from a new employer, whichever occurs first. The Company and Mr. Christoffersen have agreed that the Severance Amount will be paid in one-lump sum, payable on the first standard payroll date of the Company following August 3, 2015, rather than over a period of six-months as described in Mr. Christoffersen’s employment agreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBEIMMUNE, INC.

Date: July 17, 2015

	By:	/s/ Timothy C. Rodell
Timothy C. Rodell Chief Executive Officer and President